Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	February 1, 2006

For more information:

Media	Investors
Patricia Vernon	(888) 901-7286
(905) 863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
Nortel announces US$1.3 Billion Financing Commitment
•	US$1.3 Billion Credit Facility to Refinance Bond Maturity

•	Cash Balance of US$3.0 Billion as at December 31, 2005

•	Timing of Fourth Quarter & Full Year 2005 Financial Reporting
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] today announced that it and the Company’s indirect subsidiary, Nortel Networks Inc. (“NNI”), have entered into binding commitments for a new one year credit facility in the aggregate principal amount of US$1.3 billion arranged by J.P. Morgan Securities Inc. and Citigroup Corporate and Investment Banking, or their affiliates.
Subject to the terms and conditions of the commitments, JPMorgan Chase Bank, N.A., Citigroup Corporate and Investment Banking, Royal Bank of Canada and Export Development Canada have agreed to provide NNI with a credit facility in the aggregate amount of US$1.3 billion, consisting of (i) a senior secured one-year term loan facility in the amount of US$850 million and (ii) a senior unsecured one-year term loan facility in the amount of US$450 million.
This new facility, which would mature in February 2007, will be used to refinance the outstanding US$1.275 billion aggregate principal amount of 6.125% Notes due February 15, 2006 of the Company’s principal operating subsidiary, Nortel Networks Limited (“NNL”).
The Company has elected to proceed with this financing while it continues to pursue important objectives, including the ongoing mediation efforts relating to two of its significant pending class action lawsuits in the United States. As the Company has previously disclosed, it cannot predict whether such mediation efforts will result in achieving a global settlement encompassing these two actions. For additional information about these actions, see the Company’s periodic and current reports filed with the United States Securities and Exchange Commission. The Company continues to evaluate its long term financing alternatives and expects to access the capital markets at the appropriate time.
The secured loan would be secured by a first priority lien on substantially all of the U.S. and Canadian assets of the Company, NNL and NNI. NNL’s US$200 million 6.875% Notes due June 15, 2023 and amounts outstanding under NNL’s US$750 million EDC performance-related support facility would be equally and ratably secured with the secured loan. NNI’s obligations under the secured loan would be guaranteed by the Company and NNL, and amounts outstanding under NNL’s US$750 million EDC performance-related support facility would be guaranteed by the Company and NNI during the term of the secured loan. As of January 30, 2006, there was approximately US$156 million of outstanding support utilized under the EDC Support Facility.

The loans under the facility would bear interest equal to LIBOR (or in certain cases a defined base rate) plus an applicable margin as set forth in the commitment letter. The loan documentation would contain representations, warranties, covenants and events of default customary for financings of this type, including a minimum Adjusted EBITDA covenant for the secured loan and a covenant applicable to both loans that unrestricted cash and cash equivalents of NNC on a consolidated basis must at all times exceed US$1.0 billion.
NNI would be required to prepay the facility in certain circumstances, including in the event of certain debt or equity offerings or asset dispositions of collateral by the Company, NNL or NNI. The financing commitments permit the lenders, in consultation with the Company, to further syndicate the facility and are subject to the completion of definitive documentation for the facility and other customary conditions. The Company and NNI have agreed to a demand right exercisable at any time after May 31, 2006 pursuant to which they would be required to take all reasonable actions to issue senior unsecured debt securities in the capital markets to repay the credit facility.
Cash
The Company’s consolidated cash balance at the end of 2005 was approximately US$3.0 billion.
Financial Reporting
The Company expects that the announcement and conference call related to its fourth quarter and full year 2005 results will coincide with the filing of the Company’s and NNL’s 2005 Annual Reports on Form 10-K with the requisite regulatory authorities.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the ongoing independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; general stock market volatility; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; any undetected product defects, errors or failures; the future success of Nortel’s strategic alliances; and certain restrictions on how Nortel and its president and chief executive officer conduct business. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.